Exhibit 99.1

Contact:	Martin Mackin / Ronan Farren	9701 Wilshire Blvd. Suite 700
Q4 Public Relations
011 353 1 4751444
martin@q4pr.ie/ ronan@q4pr.ie
Beverly Hills, CA 90212
Christina Cha
Marketing & Communications Manager Kennedy Wilson (310) 887-6294
ccha@kennedywilson.com www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON ACQUIRES BANK OF IRELAND REAL ESTATE INVESTMENT

MANAGEMENT BUSINESS

Company increases assets under management to USD $9.7 billion

BEVERLY HILLS, Calif. / DUBLIN, Ireland (June 01, 2011) – International real estate investment and services firm

Kennedy Wilson (NYSE: KW) today announced the acquisition of Bank of Ireland Real Estate Investment Management (BOI REIM), a business that manages commercial real estate on behalf of Bank of Ireland clients.

The acquisition of BOI REIM is Kennedy Wilson’s first purchase of an Irish and European business and will add €1.6 billion (USD $2.3 billion) of real estate assets under management, primarily in Western Europe, to the company’s USD $7.4 billion of investment assets throughout the United States and Japan.

The acquisition, carried out in conjunction with BOI REIM’s senior management, will see the establishment of a new entity, Kennedy Wilson Europe. The company will operate from Dublin and London and serve as the base for Kennedy Wilson to develop its asset management and real estate investment business throughout Europe.

Speaking about the acquisition, William McMorrow, chairman and CEO of Kennedy Wilson, commented, “Building on our success and reputation in the management of real estate investments in the United States and Japan, Kennedy Wilson has identified opportunities for growth throughout Europe including an initial focus on Ireland.

“Kennedy Wilson has a successful history of building long term business operations in new geographic markets and a reputation for finding value added investment opportunities. We have worked with financial institutions through all real estate cycles in Japan and the United States, and we look forward to working with the European banks and financial institutions.”

Peter Collins, managing director of BOI REIM, will head the new entity as managing director of Kennedy Wilson Europe. He added, “BOI REIM has developed a significant investment management platform over recent years, including a very strong team who will be part of the new business. The acquisition of BOI REIM by Kennedy Wilson Europe gives us access to additional international expertise and capital sources that will allow us to develop the business further.

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“We particularly welcome Bank of Ireland’s decision to retain Kennedy Wilson Europe to continue to manage the current portfolio, and we look forward to building our business in the years ahead.”

Completion of the transaction is subject to standard closing conditions.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, CA with 23 offices in the U.S., Europe and Japan. The company offers a comprehensive array of real estate services including auction, conventional sales, property services and investment management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor of real estate investments in the U.S., Europe and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

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